February 28, 1997



Report to Fellow Shareholders:

     In a year when many fixed-income investors were disappointed, Nicholas Income Fund came through with a total return of 12.37%, with distributions reinvested. Lower quality bonds, which we emphasize, performed better than high quality issues such as U.S. Government securities during 1996. Results of the latest one, five, ten and fifteen year periods ended December 31, 1996 are shown below:

                                     Average Annual Total Return  *
                                     -------------------------------
                                  1 Year     5 Years     10 Years     15 Years
                                  ------     -------     --------     --------
Nicholas Income Fund
  (Distributions Reinvested)      +12.37%    +10.18%     + 8.92%      +11.95%
Consumer Price Index
  (Inflation)                     + 3.31%    + 2.84%     + 3.68%      + 3.56%
Ending value of $10,000 invested
  in Nicholas Income Fund
  (Distributions Reinvested)      $11,237    $16,237     $23,507      $54,359


     As one can see from the table above, Nicholas Income Fund has provided a substantial return over inflation for many years. In the fifteen year period ended December 31, 1996, the margin of return over inflation has been 8.39% on an average annual basis (11.95% minus 3.56%). We also take pride in the fact that Nicholas Income Fund has earned Morningstar's five star (*****) rating for it's overall risk-adjusted performance as of December 31, 1996. The top ten percent of the 1104 fixed income funds eligible for the overall rating receive five stars.

     At December 31, 1996, total net assets of Nicholas Income Fund were $186 million. Cash and equivalents were 9.0%. The 30-day SEC yield annualized on Nicholas Income Fund was 8.32%.

     Thank you for your interest in the shares of Nicholas Income Fund.

                                          Sincerely,

                                     /s/  Albert O. Nicholas
                                     -----------------------
                                          Albert O. Nicholas
                                          President

*Morningstar proprietary ratings reflect historical risk-adjusted performance. The ratings are subject to change monthly. Morningstar's overall rating is based on the Fund's three, five, and ten year average annual returns in excess of 90-day Treasury bill returns with appropriate fee adjustments and a risk factor that reflects the Fund's performance below 90-day Treasury bill returns. The one year rating is calculated using the same methodology but is not a component of the overall rating. The Fund's one, three, five and ten year ratings were all five stars, as of December 31, 1996, based on a comparison of 1670, 1104, 597 and 242 fixed income funds resectively. Total returns are historical and include change in share price and reinvestment of dividend and capital gain distributions. Past performance is no guarantee of future results. Principal value, share price, yield and return will fluctuate so an investment, when redeemed, may be worth more or less than original cost.





Schedule of Investments
December 31, 1996
---------------------------------------------------------------------------

                                                                Quoted
Shares or                                                       Market
Principal                                                        Value
  Amount                                                       (Note A)
---------                                                      --------
NON-CONVERTIBLE BONDS - 78.5%

           Broadcasting and Communications - 18.2%
$4,000,000 Adelphia Communications Corporation
            9.875%, 3/1/05......................................   $  3,685,000
 2,000,000 Adelphia Communications Corporation
            11.875%, 9/15/04....................................      2,012,500
 5,000,000 American Radio Systems Corporation
            9.00%, 2/1/06.......................................      4,925,000
 6,000,000 Cablevision Systems Corporation
            9.875%, 5/15/06.....................................      6,157,500
 6,000,000 Century Communications Corporation
            9.50%, 8/15/00......................................      6,165,000
 5,000,000 Hollinger International, Inc.
            9.25%, 2/1/06.......................................      4,950,000
 2,000,000 Young Broadcasting Inc.
            10.125%, 2/15/05....................................      1,970,000
 4,000,000 Young Broadcasting Inc.
            9.00%, 1/15/06......................................      3,890,000
                                                                    ------------
                                                                     33,755,000
                                                                    ------------

           Consumer Products and Services - 16.4%
 5,500,000 Coca-Cola Bottling Group Southwest, Inc.
            9.00%, 11/15/03.....................................      5,582,500
 1,000,000 Outboard Marine Corp.
            8.25%, 3/15/98......................................      1,013,898
 3,300,000 Outboard Marine Corp.
            8.625%, 3/15/01.....................................      3,377,662
 2,000,000 Owens-Illinois, Inc.
            10.00%, 8/1/02......................................      2,090,000
 3,000,000 Owens-Illinois, Inc.
            10.25%, 4/1/99......................................      3,022,500
 6,000,000 Playtex Family Products Corp.
            9.00%, 12/15/03.....................................      5,985,000
 4,000,000 RC/Arby's Corp.
            9.75%, 8/1/00.......................................      3,890,000
 5,000,000 Samsonite Corporation
            11.125% 7/15/05.....................................      5,500,000
                                                                    ------------
                                                                     30,461,560
                                                                    ------------

           Diversified Products and Services - 11.5%
 3,750,000 Borg-Warner Security Corporation
            9.125%, 5/1/03......................................      3,745,313
 2,000,000 Fort Howard Corp.
            10.00%, 3/15/03.....................................      2,095,000
 4,250,000 Fort Howard Corp.
            9.25%, 3/15/01......................................      4,409,375
 2,400,000 IDEX Corp.
            9.75%, 9/15/02......................................      2,520,000
 3,300,000 Mark IV Industries, Inc.
            8.75%, 4/1/03.......................................      3,403,125
 4,150,000 Sequa Corp.
            8.75%, 12/15/01.....................................      4,191,500
 1,000,000 Sequa Corp.
            9.625%, 10/15/99....................................      1,032,500
                                                                    ------------
                                                                     21,396,813
                                                                    ------------

           Electric-Utilities - 2.1%
 1,000,000 Toledo Edison Co.
            7.78%, 4/1/03.......................................        979,884
   500,000 Toledo Edison Co.
            8.00%, 11/1/03......................................        497,858
 1,000,000 Toledo Edison Co.
            8.18%, 7/30/02......................................      1,003,121
 1,500,000 Toledo Edison Co.
            8.70%, 9/1/02.......................................      1,467,194
                                                                    ------------
                                                                      3,948,057
                                                                    ------------

           Energy - 5.9%
 4,925,000 Energy Ventures, Inc.
            10.25%, 3/15/04.....................................      5,331,312
 1,000,000 Maxus Energy Corp.
            10.63%, 8/19/98.....................................      1,034,535
 2,000,000 Maxus Energy Corp.
            10.75%, 4/02/02.....................................      2,082,526
 1,000,000 Maxus Energy Corp.
            8.46%, 9/29/03......................................        965,713
 1,500,000 Maxus Energy Corp.
            9.375%, 11/1/03.....................................      1,522,500
                                                                    ------------
                                                                     10,936,586
                                                                    ------------

           Finance and Insurance - 2.5%
 1,000,000 American Annuity Group, Inc.
            11.125%, 2/1/03.....................................      1,072,500
 2,000,000 Amresco, Inc.
            8.75%, 7/1/99.......................................      2,005,000
 1,000,000 Litchfield Financial Corp.
            10.00%, 11/1/04.....................................      1,030,000
   475,000 Litchfield Financial Corp.
            8.875%, 11/01/03....................................        465,500
                                                                    ------------
                                                                      4,573,000
                                                                    ------------

           Food and Beverages - 7.0%
 3,000,000 ARA Group, Inc.
            8.50%, 6/1/03.......................................      3,125,463
 6,000,000 Canandaigua Wine Company, Inc.
            8.75%, 12/15/03.....................................      5,850,000
 3,000,000 Chiquita Brands International, Inc.
            9.125%, 3/1/04......................................      3,022,500
 1,000,000 Chiquita Brands International, Inc.
            9.625%, 1/15/04.....................................      1,035,000
                                                                    ------------
                                                                     13,032,963
                                                                    ------------

           Food Retailer - 2.6%
 4,470,000 Stater Brothers Holdings, Inc.
            11.00%, 3/1/01......................................      4,782,900
                                                                    ------------

           Health Care - 12.3%
 3,860,000 Beverly Enterprises, Inc.
            8.75%, 12/31/03.....................................      3,729,725
 3,000,000 Beverly Enterprises, Inc.
            9.00%, 2/15/06......................................      3,003,750
 3,000,000 Magellan Health Services, Inc.
            11.25%, 4/15/04.....................................      3,330,000
 7,000,000 Paracelsus Healthcare Corporation
            10.00%, 8/15/06.....................................      6,562,500
 4,000,000 Quorum Health Group, Inc.
            8.75%, 11/1/05......................................      4,105,000
 2,000,000 Universal Health Services, Inc.
            8.75%, 8/15/05......................................      2,052,500
                                                                    ------------
                                                                     22,783,475
                                                                    ------------
           TOTAL NON-CONVERTIBLE BONDS
            (cost $143,873,238).................................    145,670,354
                                                                    ------------

CONVERTIBLE BONDS - 2.3%

   500,000 Continental Pacific Bank
            8.00%, 4/30/03......................................        525,000
 4,631,000 Emeritus Corporation
            6.25%, 1/1/06.......................................      3,739,532
                                                                    ------------
           TOTAL CONVERTIBLE BONDS
              (cost $4,267,925).................................      4,264,532
                                                                    ------------

STOCKS - 10.2%

     5,000 Homestead Savings
           Convertible Preferred,
           Series A, $2.95 *....................................          5,000
   100,000 Healthcare Realty Trust Incorporated.................      2,650,000
   130,000 Hospitality Properties Trust.........................      3,770,000
   100,000 Meditrust............................................      4,000,000
   130,000 National Health Investors, Inc.......................      4,923,750
   110,000 Omega Healthcare Investors, Inc......................      3,657,500
                                                                    ------------

           TOTAL STOCKS
             (cost $15,098,417).................................     19,006,250
                                                                    ------------

SHORT-TERM INVESTMENTS - 7.5%
           Commercial Paper - 5.7%
$1,500,000 Houston Industries, Inc.
           5.60%, due January 2, 1997...........................      1,500,000
 1,500,000 Schreiber Foods, Inc.
           5.55%, due January 2, 1997...........................      1,500,000
 1,500,000 Houston Industries, Inc.
           5.60%, due January 3, 1997...........................      1,499,763
 1,000,000 Quad/Graphics, Inc.
           5.60%, due January 3, 1997...........................        999,844
 2,500,000 Fiserv, Inc.
           5.60%, due January 6, 1997...........................      2,498,444
 2,500,000 Fiserv, Inc.
           6.00%, due January 7, 1997...........................      2,497,917
                                                                    ------------
                                                                     10,495,968
                                                                    ------------

           Variable Demand Notes - 1.8%
 1,066,051 Sara Lee Corporation
           5.32%, due January 2, 1997...........................      1,066,051
 2,120,214 Johnson Controls, Inc.
           5.36%, due January 2, 1997...........................      2,120,214
   170,856 Pitney Bowes Credit Corporation
           5.34%, due January 2, 1997...........................        170,856
                                                                    ------------
                                                                      3,357,121
                                                                    ------------

           TOTAL SHORT-TERM INVESTMENTS
           (cost $13,811,847)...................................     13,853,089
                                                                    ------------
           TOTAL INVESTMENTS....................................    182,794,225
                                                                    ------------
           CASH AND RECEIVABLES,
           NET OF LIABILITIES - 1.5%............................      2,873,694
                                                                    ------------

           TOTAL NET ASSETS
           (Basis of percentages
            disclosed above)....................................    $185,667,919
                                                                    ------------
                                                                    ------------

 *  This security has been classified as non-income producing.


                                          See notes to financial statements.


Statement of Operations
For the Year Ended December 31, 1996
--------------------------------------------------------------------

INCOME: (Note A)
     Interest.........................................................    $14,034,414
     Dividends........................................................      1,427,913
     Other............................................................         47,164
                                                                           ----------
          Total income................................................     15,509,491
                                                                           ----------
EXPENSES:
     Management fee (Note C).........................................         661,606
     Transfer agent fees.............................................         115,380
     Registration fees...............................................          33,460
     Legal fees......................................................          27,707
     Postage.........................................................          24,777
     Audit and tax consulting fees...................................          14,200
     Printing........................................................          12,712
     Custodian fees..................................................          10,521
     Pricing service fees............................................           9,164
     Directors' fees..................................................          9,000
     Insurance.......................................................           7,147
     Telephone.......................................................           3,404
     Other operating expenses.........................................          1,653
                                                                          -----------
     Total expenses..................................................         930,731
                                                                         ------------
          Net investment income......................................      14,578,760
                                                                          -----------
NET REALIZED GAIN ON INVESTMENTS.....................................         458,971

NET INCREASE IN UNREALIZED APPRECIATION ON INVESTMENTS...............       5,006,476
                                                                          -----------
          Net gain on investments....................................       5,465,447
                                                                          -----------
          Net increase in net assets resulting from operations.......     $20,044,207
                                                                          -----------
                                                                          -----------




                                     See notes to financial statements.

Statements of Changes in Net Assets
For the Years Ended December 31, 1996 and 1995
---------------------------------------------------------------------------

                                                                             1996                    1995
                                                                          -----------           -------------
OPERATIONS:

     Net investment income...........................................     $ 14,578,760          $ 13,236,512
     Net realized gain (loss) on investments.........................          458,971            (1,504,358)
     Net increase in unrealized appreciation on investments..........        5,006,476            10,919,434
                                                                          ------------          ------------
          Net increase in net assets resulting from operations.......       20,044,207            22,651,588
                                                                          ------------          ------------


DISTRIBUTIONS TO SHAREHOLDERS:

     Distributions from net investment income
       ($0.2960 and $0.2950 per share, respectively).................      (14,615,595)          (13,329,923)
                                                                           -----------          ------------

CAPITAL SHARE TRANSACTIONS:

     Proceeds from shares issued (10,614,891 and 7,902,672
       shares, respectively).........................................       36,879,473            26,523,048
     Net asset value of shares issued in distributions from net investment income (3,051,652 and 2,823,597 shares,
       respectively).................................................       10,528,296             9,538,891
     Cost of shares redeemed (8,444,524 and 7,246,075
       shares, respectively).........................................      (29,248,401)          (24,222,850)
                                                                           -----------           -----------
          Increase in net assets derived from
            capital share transactions...............................       18,159,368            11,839,089
                                                                           -----------           -----------
          Total increase in net assets...............................       23,587,980            21,160,754
                                                                           -----------           -----------

NET ASSETS:

      Beginning of year (including undistributed net
        investment income of $646,026 and $739,437, respectively)....      162,079,939            140,919,185
                                                                          ------------           ------------
     End of year (including undistributed net
       investment income of $609,191 and $646,026, respectively).....     $185,667,919           $162,079,939
                                                                          ------------           ------------
                                                                          ------------           ------------



                                     See notes to financial statements.


Statement of Assets and Liabilities
December 31, 1996
--------------------------------------------------------------------

ASSETS:
     Investments in securities at market value (cost $177,051,427) (Note A)............     $182,794,225
     Receivables-
          Interest and dividends.......................................................        4,108,609
                                                                                            ------------
               Total assets............................................................      186,902,834
                                                                                            ------------
LIABILITIES:
     Payables-
          Dividends payable............................................................        1,099,057
          Management fee (Note C)......................................................           59,406
          Other payables and accrued expenses..........................................           76,452
                                                                                            ------------
               Total liabilities.......................................................        1,234,915
                                                                                            ------------
               Total net assets........................................................     $185,667,919
                                                                                            ------------
                                                                                            ------------


NET ASSETS CONSIST OF:
     Fund shares issued and outstanding................................................     $188,573,013
     Net unrealized appreciation on investments (Note B)...............................        5,701,556
     Accumulated net realized losses on investments....................................       (9,215,841)
     Undistributed net investment income...............................................          609,191
                                                                                            ------------
                                                                                            $185,667,919
                                                                                            ------------
                                                                                            ------------

NET ASSET VALUE PER SHARE ($.01 par value, 100,000,000 shares authorized), offering price and redemption price ($185,667,919./.52,650,373
     shares outstanding)...............................................................            $3.53
                                                                                                   -----
                                                                                                   -----

                       See notes to financial statements.
Financial Highlights
(For a share outstanding throughout the year)
----------------------------------------------------------------------

                                                                  Year ended December 31,
                             ----------------------------------------------------------------------------------------------

                             1996      1995      1994      1993      1992      1991      1990     1989       1988     1987
                             ----      ----      ----      ----      ----      ----      ----     ----       ----     ----

NET ASSET VALUE,
   BEGINNING OF YEAR.......  $3.42     $3.21     $3.52     $3.38     $3.34     $3.01     $3.44     $3.68     $3.64     $4.01
  INCOME FROM INVESTMENT
   OPERATIONS:
  Net investment income...     .30       .30       .30       .30       .31       .35       .39       .38       .38       .38
  Net gains or (losses) on
   securities (realized
   and unrealized)........     .11       .21      (.31)      .13       .03       .33      (.43)     (.24)      .03      (.28)
                             -----     -----     -----     -----     -----     -----     -----     -----     -----     -----
    Total from investment
     operations...........     .41       .51      (.01)      .43       .34      .68      (.04)      .14       .41        .10
                             -----     -----     -----     -----     -----    -----     -----     -----     -----      -----

  LESS DISTRIBUTIONS *:
  Dividends (from net
   investment income).....    (.30)     (.30)     (.30)     (.29)     (.30)    (.35)     (.39)     (.38)     (.37)      (.47)
                             -----     -----     -----     -----     -----     -----     -----     -----     -----     -----

NET ASSET VALUE, END OF
   YEAR...................   $3.53     $3.42     $3.21     $3.52     $3.38     $3.34     $3.01     $3.44     $3.68     $3.64
                             -----     -----     -----     -----     -----     -----     -----     -----     -----     -----
                             -----     -----     -----     -----     -----     -----     -----     -----     -----     -----

TOTAL RETURN..............   12.37%    16.16%    (0.17)%   12.95%    10.33%    23.05%    (1.03)%    3.94%    11.55%     2.53%

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of year
 (millions)...............  $185.7    $162.1    $140.9    $158.3    $119.1     $79.9     $60.6     $75.4     $78.2     $69.6
Ratio of expenses to
 average net assets.......    .55%      .58%      .59%      .62%      .69%      .76%      .77%      .81%      .83%      .86%
Ratio of net investment
 income to average net
 assets...................    8.55%    8.72%      8.75%     8.42%     9.23%    10.70%    11.74%    10.46%    10.03%     9.79%
Portfolio turnover rate...    33.2%    29.2%      29.2%     39.1%     56.1%     27.5%     40.4%     39.6%     11.9%     47.5%

* The Fund distributed no capital gains for the time periods listed.

                                  See notes to financial statements.



Notes to Financial Statements
December 31, 1996
------------------------------------------------------------------

Note A -- Summary of significant accounting policies:

     The Fund is an open-end diversified investment company. The primary objective of the Fund is high current income consistent with the preservation and conservation of capital values.

      Securities valuation -- Market values of most debt securities are based on valuations provided by a pricing service, which determines valuations for normal, institutional-size trading units of securities using market information, transactions for comparable securities and various other relationships between securities which are generally recognized by institutional traders. Other securities, excluding short-term investments, are generally valued at the last sale price reported by the principal security exchange on which the issue is traded or the NASDAQ national market system. If no sale is reported, the latest bid price is used. U.S. Treasury Bills and commercial paper, if any, are stated at market value with the resultant difference between market value and original purchase price being recorded as interest income.

      Securities transactions and related investment income -- Securities transactions are recorded no later than the first business day after the trade date (date the order to buy or sell is executed). Gains or losses on sales of investments are calculated on an identified cost basis. Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis. Distributions to shareholders are recorded on the ex-dividend date.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.


Note B -- Income taxes:

     No provision has been made for Federal income taxes or excise taxes because it is the policy of the Fund to distribute all taxable net income and qualify as a "regulated investment company" under the provisions in the Internal Revenue Code applicable to regulated investment companies. As of December 31, 1996, the Fund has approximately $9,216,000 of net capital losses which may be used to offset capital gains in future years. Capital loss carryovers of approximately $343,000 will expire in 1997, $4,805,000 in 1998, $482,000 in 1999, $2,081,000 in 2000, and $1,505,000 in 2003.

     At December 31, 1996, the net unrealized appreciation based on cost was as follows (the Fund's book and Federal income tax cost of investment assets were substantially identical):

              Aggregate gross unrealized appreciation for all
                investments in which there was an excess of
                value over tax cost.........................      $ 7,772,402

              Aggregate gross unrealized depreciation for all
                investments in which there was an excess of
                tax cost over value.........................       (2,070,846)
                                                                   ----------

                     Net unrealized appreciation............       $5,701,556
                                                                   ----------
                                                                   ----------

Note C -- Expenses:

     The Fund has an investment advisory agreement with Nicholas Company, Inc. (with whom certain officers and directors of the Fund are affiliated) to serve as investment adviser and manager. The management fee of Nicholas Company, Inc. is payable at an annual rate of 1/2 of 1% of the average daily net assets of the Fund up to and including $50,000,000. On average daily net assets over $50,000,000 up to and including $100,000,000, the management fee is reduced to an annual rate of 4/10 of 1% and on average daily net assets over $100,000,000, the fee is further reduced to an annual rate of 3/10 of 1%. Nicholas Company, Inc. has agreed to reduce such management fee by any operating expenses (other than management fee) incurred by the Fund in excess of 1/2 of 1% of average daily net assets.

     At December 31, 1996, liabilities of the Fund included $59,406 payable to the investment adviser.

Note D -- Investment portfolio transactions:

     Purchases and sales of investments, other than short-term obligations, aggregated $62,922,863 and $52,982,921, respectively, for the year ended December 31, 1996.


Independent Auditors' Report
-----------------------------


To the Board of Directors and Shareholders of Nicholas Income Fund, Inc.:


     We have audited the accompanying statement of assets and liabilities of Nicholas Income Fund, Inc., including the schedule of investments, as of December 31, 1996, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the ten years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 1996 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Nicholas Income Fund, Inc. as of December 31, 1996, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the ten years in the period then ended, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
January 9, 1997



Fifteen Year Historical Record (Unaudited)
--------------------------------------------------------------------

                                             Net Investment     Growth of
                                  Net           Income         An Initial
                              Asset Value     Distributions      $10,000
                               Per Share        Per Share      Investment**
                              -----------     -------------    ------------
December 31, 1981 *..........    3.14            $ ---           $10,000
December 31, 1982............    3.68             0.4630          13,514
December 31, 1983............    3.67             0.4430          15,181
December 31, 1984............    3.65             0.4420          17,109
December 31, 1985............    3.96             0.4170          20,752
December 31, 1986............    4.01             0.3800          23,124
December 31, 1987............    3.64             0.4660          23,710
December 31, 1988............    3.68             0.3710          26,448
December 31, 1989............    3.44             0.3830          27,488
December 31, 1990............    3.01             0.3970          27,206
December 31, 1991............    3.34             0.3460          33,478
December 31, 1992............    3.38             0.2955          36,935
December 31, 1993............    3.52             0.2890          41,719
December 31, 1994............    3.21             0.3010          41,647
December 31, 1995............    3.42             0.2950          48,376
December 31, 1996............    3.53             0.2960          54,359

  * Date of initial investment.
 ** Assuming reinvestment of distributions.
    The Fund distributed no capital gains for the time periods listed.